STOCK OPTION AGREEMENT

STORAGE ALLIANCE INC.

THIS AGREEMENT is entered into as of the _______day of __________________, 2003 (the "Date of Grant").

BETWEEN:

STORAGE ALLIANCE INC., a company incorporated pursuant to the laws of the State of Nevada, of 725, 435 Fourth Avenue SW, Calgary, Alberta, Canada T2P 3A8

(the "Company")

AND:

[name of employee], of;[address of employee](the "Optionee")

WHEREAS:

  The Board of Directors of the Company (the "Board") has approved and adopted the 2003 Stock Option Plan (the "Plan"), a copy of which is attached hereto as Exhibit B, pursuant to which the Board is authorized to grant to employees and other selected persons stock options to purchase common stock of the Company (the "Common Stock");

  The Plan provides for the granting of stock options that either (i) are intended to qualify as "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) do not qualify under Section 422 of the Code ("Non-Qualified Stock Options"); and

  The Board has authorized the grant to Optionee of options to purchase a total of ______________; shares of Common Stock (the "Options"), which Options are intended to be (select one):

Incentive Stock Options

X Non-Qualified Stock Options;

NOW THEREFORE, the Company agrees to offer to the Optionee the option to purchase, upon the terms and conditions set forth herein and in the Plan, up to an aggregate of ____________; shares of Common Stock. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan.

  Exercise Price. The exercise price (the "Exercise Price") of the Options shall be $_________; per share of Common Stock.

  Expiry Date. The Options shall expire on __________________, 200_______;.

  Vesting Schedule. The Options shall vest in accordance with the vesting provisions contained in Section 5.1(e) of the Plan. Options which have vested are referred to as "Vested Options".

  Options not Transferable. The Options may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) except in accordance with Section 5.1(k) of the Plan.

  Investment Intent. By accepting the Options, the Optionee represents and agrees that none of the shares of Common Stock purchased upon exercise of the Options will be distributed in violation of applicable federal, state and provincial laws and regulations. In addition, the Company may require, as a condition of exercising the Options, that the Optionee execute an undertaking, in such a form as the Company shall reasonably specify, that the shares of Common Stock are being purchased only for investment and without any then-present intention to sell or distribute such shares of Common Stock.

  Termination of Employment and Options. The Options shall terminate in accordance with Section 5.1(g) of the Plan.

  Common Stock. In the case of any stock split, stock dividend or like change in the nature of shares of Common Stock covered by this Agreement, the number of shares of Common Stock issueable upon exercise of the Options and the Exercise Price shall be proportionately adjusted as set forth in Section 5.1(m) of the Plan.

  Exercise of Option. The Options shall be exercisable, in full or in part, at any time after vesting, until termination; provided however, that any Optionee who is subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934 with respect to the Common Stock shall be precluded from selling or transferring any Common Stock or other security underlying the Options during the six (6) months immediately following the grant of the Options. If less than all of the shares of Common Stock included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the Option term. No portion of any Option for less than fifty (50) shares (as adjusted pursuant to Section 5.1(m) of the Plan) may be exercised; provided, that if the vested portion of any Option is less than fifty (50) shares, it may be exercised with respect to all shares for which it is vested. Only whole shares of Common Stock may be issued pursuant to an Option, and to the extent that an Option covers less than one (1) share, it is unexercisable.

  Each exercise of the Options shall be by means of delivery of a notice of election to exercise (which may be in the form attached hereto as Exhibit A) to the President of the Company at its principal executive office, specifying the number of shares of Common Stock to be purchased and accompanied by payment in cash by certified check or cashier's check in the amount of the full exercise price for the Common Stock to be purchased. In addition to payment in cash by certified check or cashier's check, an Optionee or transferee of an Option may pay for all or any portion of the aggregate exercise price by complying with one or more of the alternatives specified in Section 5.1(i) of the Plan.

  It is a condition precedent to the issuance of shares of Common Stock upon exercise of the Options that the Optionee execute and deliver to the Company an Investment Representation Letter, in a form acceptable to the Company, to the extent required pursuant to the terms thereof.

  Holding period for Incentive Stock Options. In order to obtain the tax treatment provided for Incentive Stock Options by Section 422 of the Code, the shares of Common Stock received upon exercising any Incentive Stock Options received pursuant to this Agreement must be sold, if at all, after a date which is the later of two (2) years from the date this Agreement is entered into or one (1) year from the date upon which the Options are exercised. The Optionee agrees to report sales of shares of Common Stock prior to the above determined date to the Company within one (1) business day after such sale is concluded. The Optionee also agrees to pay to the Company, within five (5) business days after such sale is concluded, the amount necessary for the Company to satisfy its withholding requirement required by the Code in the manner specified in Section 5.1(l) of the Plan. Nothing in this Section 9 is intended as a representation that Common Stock may be sold without registration under provincial, state and federal securities laws or an exemption therefrom or that such registration or exemption will be available at any specified time.

  Subject to 2003 Stock Option Plan. The terms of the Options are subject to the provisions of the Plan, as the same may from time to time be amended, and any inconsistencies between this Agreement and the Plan, as the same may be from time to time amended, shall be governed by the provisions of the Plan, a copy of which has been delivered to the Optionee, and which is available for inspection at the principal offices of the Company.

  Professional Advice. The acceptance of the Options and the sale of shares of Common Stock issued pursuant to the exercise of Options may have consequences under federal, state and provincial tax and securities laws which may vary depending upon the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that he or she has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and his or her dealings with respect to Options for the shares of Common Stock. Without limiting other matters to be considered, the Optionee should consider whether upon the exercise of Options, the Optionee will file an election with the Internal Revenue Service pursuant to Section 83(b) of the Code.

  No Employment Relationship. Whether or not any Options are to be granted under this Plan shall be exclusively within the discretion of the Plan Administrator, and nothing contained in this Plan shall be construed as giving any person any right to participate under this Plan. The grant of an Option shall in no way constitute any form of agreement or understanding binding on the Company or any Related Company, express or implied, that the Company or any Related Company will employ or contract with an Optionee for any length of time, nor shall it interfere in any way with the Company's or, where applicable, a Related Company's right to terminate the Optionee's employment at any time, which right is hereby reserved.

  Entire Agreement. This Agreement is the only agreement between the Optionee and the Company with respect to the Options, and this Agreement and the Plan supersede all prior and contemporaneous oral and written statements and representations and contain the entire agreement between the parties with respect to the Options.

  Notices. Any notice required or permitted to be made or given hereunder shall be mailed or delivered personally to the addresses set forth below, or as changed from time to time by written notice to the other:

  The Company: Storage Alliance Inc.
  725, 435 Fourth Avenue SW
  Calgary, Alberta
  Canada T2P 3A8

  Attention: President

  With a copy to: Clark, Wilson
  Barristers and Solicitors
  Suite 800 - 885 West Georgia Street
  Vancouver, BC
  Canada V6C 3H1

  Attention: Virgil Z. Hlus

  The Optionee: ___________________;

  Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

  Currency. Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

  Electronic Means. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first above written.

  Proper Law. This Agreement will be governed by and construed in accordance with the law of Alberta.

IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

STORAGE ALLIANCE INC.

Per: _________________
Authorized Signatory

SIGNED, SEALED and DELIVERED by ________________[Name] in the presence of:

______________________________
Signature
______________________________
Print Name
______________________________
Address
______________________________

______________________________
Occupation

) ) ) ) ) ) ) ) ) ) ) ) )	_____________________________ [Name]

EXHIBIT A

Notice of Election to Exercise

This Notice of Election to Exercise shall constitute proper notice pursuant to Section 5.1(h) of the Storage Alliance Inc. 2003 Stock Option Plan (the "Plan") and Section 8 of that certain Stock Option Agreement (the "Agreement") dated as of the _______; day of _______________________, 2003, between Storage Alliance Inc. (the "Company") and the undersigned.

The undersigned hereby elects to exercise Optionee's option to purchase __________________shares of the common stock of the Company at a price of US$____________; per share, for an aggregate consideration of US$__________, on the terms and conditions set forth in the Agreement and the Plan. Such aggregate consideration, in the form specified in Section 8 of the Agreement, accompanies this notice.

The Optionee hereby directs the Company to issue, register and deliver the certificates representing the shares as follows:
Registration Information:	Delivery Instructions:

Name to appear on certificates	Name

Address	Address

Telephone Number

DATED at ____________________________________, the _______ day of _____________________, _______.

______________________________________

(Name of Optionee - Please type or print)

______________________________________

(Signature and, if applicable, Office)

______________________________________

(Address of Subscriber)

______________________________________

(City, State, and Zip Code of Subscriber)

______________________________________

(Fax Number)

EXHIBIT B

STORAGE ALLIANCE INC.
2003 STOCK OPTION PLAN

This 2003 Stock Option Plan (the "Plan") provides for the grant of options to acquire common shares (the "Common Shares") in the capital of Storage Alliance Inc., a corporation formed under the laws of the State of Nevada (the "Corporation"). Stock options granted under this Plan that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") are referred to in this Plan as "Incentive Stock Options" and stock options that do not qualify under Section 422 of the Code are referred to as "Non-Qualified Stock Options". Incentive Stock Options and Non-Qualified Stock Options granted under this Plan are collectively referred to as "Options".

1. PURPOSE

1.1 The purpose of this Plan is to retain the services of valued key employees and consultants of the Corporation and such other persons as the Plan Administrator shall select in accordance with Section 3 below, and to encourage such persons to acquire a greater proprietary interest in the Corporation, thereby strengthening their incentive to achieve the objectives of the shareholders of the Corporation, and to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to consultants and other persons selected by the Plan Administrator.

1.2 This Plan shall at all times be subject to all legal requirements relating to the administration of stock option plans, if any, under applicable corporate laws, applicable United States federal and state securities laws, the Code, the rules of any applicable stock exchange or stock quotation system, and the rules of any foreign jurisdiction applicable to Options granted to residents therein (collectively, the "Applicable Laws").

2. ADMINISTRATION

2.1 This Plan shall be administered initially by the Board of Directors of the Corporation (the "Board"), except that the Board may, in its discretion, establish a committee composed of two (2) or more members of the Board or two (2) or more other persons to administer the Plan, which committee (the "Committee") may be an executive, compensation or other committee, including a separate committee especially created for this purpose. The Board or, if applicable, the Committee is referred to herein as the "Plan Administrator".

2.2 If and so long as the Common Shares is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Corporation wishes to grant Incentive Stock Options, then the Board shall consider in selecting the Plan Administrator and the membership of any Committee, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) "outside directors" as contemplated by Section 162(m) of the Code, and (b) "Non-Employee Directors" as contemplated by Rule 16b-3 under the Exchange Act.

2.3 The Committee shall have the powers and authority vested in the Board hereunder (including the power and authority to interpret any provision of the Plan or of any Option). The members of any such Committee shall serve at the pleasure of the Board. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully effective as if it had been taken at a meeting.

2.4 Subject to the provisions of this Plan and any Applicable Laws, and with a view to effecting the purpose of the Plan, the Plan Administrator shall have sole authority, in its absolute discretion, to:

construe and interpret this Plan;

define the terms used in the Plan;

prescribe, amend and rescind the rules and regulations relating to this Plan;

correct any defect, supply any omission or reconcile any inconsistency in this Plan;

grant Options under this Plan;

determine the individuals to whom Options shall be granted under this Plan and whether the Option is granted as an Incentive Stock Option or a Non-Qualified Stock Option;

determine the time or times at which Options shall be granted under this Plan;

determine the number of Common Shares subject to each Option, the exercise price of each Option, the duration of each Option and the times at which each Option shall become exercisable;

determine all other terms and conditions of the Options; and

make all other determinations and interpretations necessary and advisable for the administration of the Plan.

2.5 All decisions, determinations and interpretations made by the Plan Administrator shall be binding and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries.

3. ELIGIBILITY

3.1 Incentive Stock Options may be granted to any individual who, at the time the Option is granted, is an employee of the Corporation or any Related Corporation (as defined below) ("Employees").

3.2 Non-Qualified Stock Options may be granted to Employees and to such other persons who are not Employees as the Plan Administrator shall select, subject to any Applicable Laws.

3.3 Options may be granted in substitution for outstanding Options of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization between such other corporation and the Corporation or any subsidiary of the Corporation. Options also may be granted in exchange for outstanding Options.

3.4 Any person to whom an Option is granted under this Plan is referred to as an "Optionee". Any person who is the owner of an Option is referred to as a "Holder".

3.5 As used in this Plan, the term "Related Corporation" shall mean any corporation (other than the Corporation) that is a "Parent Corporation" of the Corporation or "Subsidiary Corporation" of the Corporation, as those terms are defined in Sections 424(e) and 424(f), respectively, of the Code (or any successor provisions) and the regulations thereunder (as amended from time to time).

4. STOCK

4.1 The Plan Administrator is authorized to grant Options to acquire up to a total of 2,000,000 Common Shares. The number of Common Shares with respect to which Options may be granted hereunder is subject to adjustment as set forth in Section 5.1(m) hereof. In the event that any outstanding Option expires or is terminated for any reason, the Common Shares allocable to the unexercised portion of such Option may again be subject to an Option granted to the same Optionee or to a different person eligible under Section 3 of this Plan; provided however, that any cancelled Options will be counted against the maximum number of shares with respect to which Options may be granted to any particular person as set forth in Section 3 hereof.

5. TERMS AND CONDITIONS OF OPTIONS

5.1 Each Option granted under this Plan shall be evidenced by a written agreement approved by the Plan Administrator (each, an "Agreement"). Agreements may contain such provisions, not inconsistent with this Plan or any Applicable Laws, as the Plan Administrator in its discretion may deem advisable. All Options also shall comply with the following requirements:

Number of Shares and Type of Option

Each Agreement shall state the number of Common Shares to which it pertains and whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option; provided that:

    the number of Common Shares that may be reserved pursuant to the exercise of Options granted to any person shall not exceed 10% of the issued and outstanding Common Shares of the Corporation;

    in the absence of action to the contrary by the Plan Administrator in connection with the grant of an Option, all Options shall be Non-Qualified Stock Options;

    the aggregate fair market value (determined at the Date of Grant, as defined below) of the Common Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (granted under this Plan and all other Incentive Stock Option plans of the Corporation, a Related Corporation or a predecessor corporation) shall not exceed U.S.$100,000, or such other limit as may be prescribed by the Code as it may be amended from time to time (the "Annual Limit"); and

    any portion of an Option which exceeds the Annual Limit shall not be void but rather shall be a Non-Qualified Stock Option.

    Date of Grant

    Each Agreement shall state the date the Plan Administrator has deemed to be the effective date of the Option for purposes of this Plan (the "Date of Grant").

    Option Price

    Each Agreement shall state the price per Common Share at which it is exercisable. The Plan Administrator shall act in good faith to establish the exercise price in accordance with Applicable Laws; provided that:

    the per share exercise price for an Incentive Stock Option or any Option granted to a "covered employee" as such term is defined for purposes of Section 162(m) of the Code shall not be less than the fair market value per Common Share at the Date of Grant as determined by the Plan Administrator in good faith;

    with respect to Incentive Stock Options granted to greater-than-ten percent (>10%) shareholders of the Corporation (as determined with reference to Section 424(d) of the Code), the exercise price per share shall not be less than one hundred ten percent (110%) of the fair market value per Common Share at the Date of Grant as determined by the Plan Administrator in good faith; and

    Options granted in substitution for outstanding options of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization involving such other corporation and the Corporation or any subsidiary of the Corporation may be granted with an exercise price equal to the exercise price for the substituted option of the other corporation, subject to any adjustment consistent with the terms of the transaction pursuant to which the substitution is to occur, and provided that for Incentive Stock Options:

      the excess of the aggregate fair market value of the shares subject to the option immediately after the substitution over the aggregate exercise price of such shares is not more than the excess of the aggregate fair market value of all shares subject to the option immediately before such substitution over the aggregate exercise price of such shares, and the substituted option does not give the employee additional benefits which he did not have under the previously held Option; and

    with respect to Non-Qualified Stock Options, the exercise price per share shall be the fair market value of the Common Shares as determined by the Plan Administrator in good faith.

    Duration of Options

    At the time of the grant of the Option, the Plan Administrator shall designate, subject to Section 5.1(g) below, the expiration date of the Option, which date shall not be later than ten (10) years from the Date of Grant; provided, that the expiration date of any Incentive Stock Option granted to a greater-than-ten percent (>10%) shareholder of the Corporation (as determined with reference to Section 424(d) of the Code) shall not be later than five (5) years from the Date of Grant. In the absence of action to the contrary by the Plan Administrator in connection with the grant of a particular Option, and except in the case of Incentive Stock Options as described above, all Options granted under this Section 5 shall expire ten (10) years from the Date of Grant.

    Vesting Schedule

    No Option shall be exercisable until it has vested. The vesting schedule for each Option shall be specified by the Plan Administrator at the time of grant of the Option prior to the provision of services with respect to which such Option is granted; provided, that if no vesting schedule is specified at the time of grant, the Option shall vest according to the following schedule:

Number of Years Following Date of Grant	Percentage of Total Option Vested
One	25%
Two	50%
Three	75%
Four	100%

    The Plan Administrator may specify a vesting schedule for all or any portion of an Option based on the achievement of performance objectives established in advance of the commencement by the Optionee of services related to the achievement of the performance objectives. Performance objectives shall be expressed in terms of objective criteria, including but not limited to, one or more of the following: return on equity, return on assets, share price, market share, sales, earnings per share, costs, net earnings, net worth, inventories, cash and cash equivalents, gross margin or the Corporation's performance relative to its internal business plan. Performance objectives may be in respect of the performance of the Corporation as a whole (whether on a consolidated or unconsolidated basis), a Related Corporation, or a subdivision, operating unit, product or product line of either of the foregoing. Performance objectives may be absolute or relative and may be expressed in terms of a progression or a range. An Option that is exercisable (in full or in part) upon the achievement of one or more performance objectives may be exercised only following written notice to the Optionee and the Corporation by the Plan Administrator that the performance objective has been achieved.

    Acceleration of Vesting

    The vesting of one or more outstanding Options may be accelerated by the Plan Administrator at such times and in such amounts as it shall determine in its sole discretion.

    Term of Option

            Vested Options shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events:

              the expiration of the Option, as designated by the Plan Administrator in accordance with Section 5.1(d) above;

              the date of an Optionee's termination of employment or contractual relationship with the Corporation or any Related Corporation for cause (as determined by the Plan Administrator, acting reasonably);

              the expiration of three (3) months from the date of an Optionee's termination of employment or contractual relationship with the Corporation or any Related Corporation for any reason whatsoever other than cause, death or Disability (as defined below) unless, in the case of a Non-Qualified Stock Option, the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option; or

              the expiration of one year (1) from termination of an Optionee's employment or contractual relationship by reason of death or Disability (as defined below) unless, in the case of a Non-Qualified Stock Option, the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option.

            Notwithstanding Section 5.1(g)(i) above, any vested Options which have been granted to the Optionee in the Optionee's capacity as a director of the Corporation or any Related Corporation shall terminate upon the occurrence of the first of the following events:

              the event specified in Section 5.1(g)(i)A above;

              the event specified in Section 5.1(g)(i)D above; and

              the expiration of three (3) months from the date the Optionee ceases to serve as a director of the Corporation or Related Corporation, as the case may be unless, in the case of a Non-Qualified Stock Option, the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option.

            Upon the death of an Optionee, any vested Options held by the Optionee shall be exercisable only by the person or persons to whom such Optionee's rights under such Option shall pass by the Optionee's will or by the laws of descent and distribution of the Optionee's domicile at the time of death and only until such Options terminate as provided above.

            For purposes of the Plan, unless otherwise defined in the Agreement, "Disability" shall mean medically determinable physical or mental impairment which has lasted or can be expected to last for a continuous period of not less than twelve (12) months or that can be expected to result in death. The Plan Administrator shall determine whether an Optionee has incurred a Disability on the basis of medical evidence acceptable to the Plan Administrator. Upon making a determination of Disability, the Plan Administrator shall, for purposes of the Plan, determine the date of an Optionee's termination of employment or contractual relationship.

            Unless accelerated in accordance with Section 5.1(f) above, unvested Options shall terminate immediately upon termination of employment of the Optionee by the Corporation for any reason whatsoever, including death or Disability.

            For purposes of this Plan, transfer of employment between or among the Corporation and/or any Related Corporation shall not be deemed to constitute a termination of employment with the Corporation or any Related Corporation. Employment shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment shall not be deemed to continue beyond the first ninety (90) days of such leave, unless the Optionee's re-employment rights are guaranteed by statute or by contract.

            Exercise of Options

            Options shall be exercisable, in full or in part, at any time after vesting, until termination. If less than all of the Common Shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the Option term. Only whole Common Shares may be issued pursuant to an Option, and to the extent that an Option covers less than one (1) share, it is unexercisable.

            Options or portions thereof may be exercised by giving written notice to the Corporation, which notice shall specify the number of Common Shares to be purchased, and be accompanied by payment in the amount of the aggregate exercise price for the Common Shares so purchased, which payment shall be in the form specified in Section 5.1(i) below. The Corporation shall not be obligated to issue, transfer or deliver a certificate representing Common Shares to the Holder of any Option, until provision has been made by the Holder, to the satisfaction of the Corporation, for the payment of the aggregate exercise price for all Common Shares for which the Option shall have been exercised and for satisfaction of any tax withholding obligations associated with such exercise. During the lifetime of an Optionee, Options are exercisable only by the Optionee.

            Payment upon Exercise of Option

            Upon the exercise of any Option, the aggregate exercise price shall be paid to the Corporation in cash or by certified or cashier's check. In addition, if pre-approved in writing by the Plan Administrator who may arbitrarily withhold consent, the Holder may pay for all or any portion of the aggregate exercise price by complying with one or more of the following alternatives:

            by delivering a properly executed exercise notice together with irrevocable instructions to a broker promptly to sell or margin a sufficient portion of the Common Shares and deliver directly to the Corporation the amount of sale or margin loan proceeds to pay the exercise price; or

            by complying with any other payment mechanism approved by the Plan Administrator at the time of exercise.

            No Rights as a Shareholder

            A Holder shall have no rights as a shareholder of the Corporation with respect to any Common Shares covered by an Option until such Holder becomes a record holder of such Common Shares, irrespective of whether such Holder has given notice of exercise. Subject to the provisions of Section 5.1(m) hereof, no rights shall accrue to a Holder and no adjustments shall be made on account of dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights declared on, or created in, the Common Shares for which the record date is prior to the date the Holder becomes a record holder of the Common Shares covered by the Option, irrespective of whether such Holder has given notice of exercise.

            Non-transferability of Options

            Options granted under this Plan and the rights and privileges conferred by this Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by applicable laws of descent and distribution or, in the case of a Non-Qualified Stock Option, pursuant to a qualified domestic relations order, and shall not be subject to execution, attachment or similar process; provided however that, subject to applicable laws:

              for Non-Qualified Stock Options, any Agreement may provide or be amended to provide that a Non-Qualified Stock Option to which it relates is transferable without payment of consideration to immediate family members of the Optionee or to trusts or partnerships or limited liability companies established exclusively for the benefit of the Optionee and the Optionee's immediate family members;

              for all Options, the Optionee's heirs or administrators may exercise any portion of the outstanding Options within one year of the Optionee's death.

            Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option or of any right or privilege conferred by this Plan contrary to the provisions hereof, or upon the sale, levy or any attachment or similar process upon the rights and privileges conferred by this Plan, such Option shall thereupon terminate and become null and void.

            Securities Regulation and Tax Withholding

            Common Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Common Shares shall comply with all Applicable Laws, and such issuance shall be further subject to the approval of counsel for the Corporation with respect to such compliance, including the availability of an exemption from prospectus and registration requirements for the issuance and sale of such Common Shares. The inability of the Corporation to obtain from any regulatory body the authority deemed by the Corporation to be necessary for the lawful issuance and sale of any Common Shares under this Plan, or the unavailability of an exemption from prospectus and registration requirements for the issuance and sale of any Common Shares under this Plan, shall relieve the Corporation of any liability with respect to the non-issuance or sale of such Common Shares.

            As a condition to the exercise of an Option, the Plan Administrator may require the Holder to represent and warrant in writing at the time of such exercise that the Common Shares are being purchased only for investment and without any then-present intention to sell or distribute such Common Shares. If necessary under Applicable Laws, the Plan Administrator may cause a stop-transfer order against such Common Shares to be placed on the stock books and records of the Corporation, and a legend indicating that the Common Shares may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any Applicable Laws, may be stamped on the certificates representing such Common Shares in order to assure an exemption from registration. The Plan Administrator also may require such other documentation as may from time to time be necessary to comply with applicable securities laws. THE CORPORATION HAS NO OBLIGATION TO UNDERTAKE REGISTRATION OF OPTIONS OR THE COMMON SHARES ISSUABLE UPON THE EXERCISE OF OPTIONS.

            The Holder shall pay to the Corporation by certified or cashier's check, promptly upon exercise of an Option or, if later, the date that the amount of such obligations becomes determinable, all applicable federal, state, local and foreign withholding taxes that the Plan Administrator, in its discretion, determines to result upon exercise of an Option or from a transfer or other disposition of Common Shares acquired upon exercise of an Option or otherwise related to an Option or Common Shares acquired in connection with an Option. Upon approval of the Plan Administrator, a Holder may satisfy such obligation by complying with one or more of the following alternatives selected by the Plan Administrator:

              by delivering to the Corporation Common Shares previously held by such Holder or by the Corporation withholding Common Shares otherwise deliverable pursuant to the exercise of the Option, which Common Shares received or withheld shall have a fair market value at the date of exercise (as determined by the Plan Administrator) equal to any withholding tax obligations arising as a result of such exercise, transfer or other disposition; or

              by complying with any other payment mechanism approved by the Plan Administrator from time to time.

            The issuance, transfer or delivery of certificates representing Common Shares pursuant to the exercise of Options may be delayed, at the discretion of the Plan Administrator, until the Plan Administrator is satisfied that the applicable requirements of all Applicable Laws and the withholding provisions of the Code have been met and that the Holder has paid or otherwise satisfied any withholding tax obligation as described in Section 5.1(l)(iii) above.

            Adjustments Upon Changes In Capitalization

            The aggregate number and class of shares for which Options may be granted under this Plan, the number and class of shares covered by each outstanding Option, and the exercise price per share thereof (but not the total price), and each such Option, shall all be proportionately adjusted for any increase or decrease in the number of issued Common Shares of the Corporation resulting from:

              a subdivision or consolidation of Common Shares or any like capital adjustment, or the issuance of any Common Shares, or securities exchangeable for or convertible into Common Shares, to the holders of all or substantially all of the outstanding Common Shares by way of a stock dividend (other than the issue of Common Shares, or securities exchangeable for or convertible into Common Shares, to holders of Common Shares pursuant to their exercise of options to receive dividends in the form of Common Shares, or securities convertible into Common Shares, in lieu of dividends paid in the ordinary course on the Common Shares).

            Except as provided in Section 5.1(m)(iii) hereof, upon a merger (other than a merger of the Corporation in which the holders of Common Shares immediately prior to the merger have the same proportionate ownership of common shares in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere re-incorporation or the creation of a holding Corporation) or liquidation of the Corporation, as a result of which the shareholders of the Corporation, receive cash, shares or other property in exchange for or in connection with their Common Shares, any Option granted hereunder shall terminate, but the Holder shall have the right to exercise such Holder's Option immediately prior to any such merger, consolidation, acquisition of property or shares, separation, reorganization or liquidation, and to be treated as a shareholder of record for the purposes thereof, to the extent the vesting requirements set forth in the Option agreement have been satisfied.

            If the shareholders of the Corporation receive shares in the capital of another corporation ("Exchange Shares") in exchange for their Common Shares in any transaction involving a merger (other than a merger of the Corporation in which the holders of Common Shares immediately prior to the merger have the same proportionate ownership of Common Shares in the surviving corporation immediately after the merger), consolidation, acquisition of property or shares, separation or reorganization (other than a mere re-incorporation or the creation of a holding Corporation), all Options granted hereunder shall be converted into options to purchase Exchange Shares unless the Corporation and the corporation issuing the Exchange Shares, in their sole discretion, determine that any or all such Options granted hereunder shall not be converted into options to purchase Exchange Shares but instead shall terminate in accordance with, and subject to the Holder's right to exercise the Holder's Options pursuant to, the provisions of Section 5.1(m)(ii). The amount and price of converted options shall be determined by adjusting the amount and price of the Options granted hereunder in the same proportion as used for determining the number of Exchange Shares the holders of the Common Shares receive in such merger, consolidation, acquisition or property or stock, separation or reorganization. Unless accelerated by the Board, the vesting schedule set forth in the option agreement shall continue to apply to the options granted for the Exchange Shares.

            In the event of any adjustment in the number of Common Shares covered by any Option, any fractional shares resulting from such adjustment shall be disregarded and each such Option shall cover only the number of full shares resulting from such adjustment.

            All adjustments pursuant to Section 5.1(m) shall be made by the Plan Administrator, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

            The grant of an Option shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, consolidate or dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

6. EFFECTIVE DATE; AMENDMENT; SHAREHOLDER APPROVAL

6.1 Options may be granted by the Plan Administrator from time to time on or after the date on which this Plan is adopted by the Board (the "Effective Date").

6.2 Unless sooner terminated by the Board, this Plan shall terminate on the tenth anniversary of the Effective Date. No Option may be granted after such termination or during any suspension of this Plan.

6.3 Any Incentive Stock Options granted by the Plan Administrator prior to the ratification of this Plan by the shareholders of the Corporation shall be granted subject to approval of this Plan by the holders of a majority of the Corporation's outstanding voting shares, voting either in person or by proxy at a duly held shareholders' meeting within twelve (12) months before or after the Effective Date. If such shareholder approval is sought and not obtained, all Incentive Stock Options granted prior thereto and thereafter shall be considered Non-Qualified Stock Options and any Options granted to Covered Employees will not be eligible for the exclusion set forth in Section 162(m) of the Code with respect to the deductibility by the Corporation of certain compensation.

7. NO OBLIGATIONS TO EXERCISE OPTION

7.1 The grant of an Option shall impose no obligation upon the Optionee to exercise such Option.

8. NO RIGHT TO OPTIONS OR TO EMPLOYMENT

8.1 Whether or not any Options are to be granted under this Plan shall be exclusively within the discretion of the Plan Administrator, and nothing contained in this Plan shall be construed as giving any person any right to participate under this Plan. The grant of an Option shall in no way constitute any form of agreement or understanding binding on the Corporation or any Related Corporation, express or implied, that the Corporation or any Related Corporation will employ or contract with an Optionee for any length of time, nor shall it interfere in any way with the Corporation's or, where applicable, a Related Corporation's right to terminate Optionee's employment at any time, which right is hereby reserved.

9. APPLICATION OF FUNDS

9.1 The proceeds received by the Corporation from the sale of Common Shares issued upon the exercise of Options shall be used for general corporate purposes, unless otherwise directed by the Board.

10. INDEMNIFICATION OF PLAN ADMINISTRATOR

10.1 In addition to all other rights of indemnification they may have as members of the Board, members of the Plan Administrator shall be indemnified by the Corporation for all reasonable expenses and liabilities of any type or nature, including attorneys' fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, this Plan or any Option granted under this Plan, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Corporation), except to the extent that such expenses relate to matters for which it is adjudged that such Plan Administrator member is liable for willful misconduct; provided, that within fifteen (15) days after the institution of any such action, suit or proceeding, the Plan Administrator member involved therein shall, in writing, notify the Corporation of such action, suit or proceeding, so that the Corporation may have the opportunity to make appropriate arrangements to prosecute or defend the same.

11. AMENDMENT OF PLAN

11.1 The Plan Administrator may, at any time, modify, amend or terminate this Plan or modify or amend Options granted under this Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with the Applicable Laws. The Plan Administrator may condition the effectiveness of any such amendment on the receipt of shareholder approval at such time and in such manner as the Plan Administrator may consider necessary for the Corporation to comply with or to avail the Corporation and/or the Optionees of the benefits of any securities, tax, market listing or other administrative or regulatory requirements.

Effective Date: _____________________, 2003